                                                                     EXHIBIT 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                    ENDED
                                                              ------------------
                                                               APRIL   MARCH 29,
                                                              4, 1998    1997
                                                              -------  ---------
Basic:
  Net income (loss) applicable to common stock............... $  (433)  $ 4,962
  Weighted average shares outstanding........................  32,000    32,000
  Net income (loss) per common share--basic.................. $ (0.02)  $  0.16
Diluted:
  Net income (loss) applicable to common stock............... $  (433)  $ 4,962
  Weighted average shares outstanding........................  32,000    32,000
  Net income (loss) per common share--diluted................ $ (0.02)  $  0.16